Exhibit (3)(1).1
Certificate of Amendment
of
Certificate of Designation of the
6% Redeemable Preferred Stock, Series A

To:	Secretary of State State of Delaware
           Global Energy Group, Inc., a Delaware corporation (the “Corporation”), for the purpose of amending its Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment, filed December 28, 2004 (together, the “Certificate of Incorporation”), by amending the Certificate of Designation of the 6% Redeemable Preferred Stock, Series A (the “Certificate of Designation”), as provided by Section 242 of the Delaware General Corporation Law, hereby certifies:
           1.   The Certificate of Designation was originally filed with the Secretary of State on January 30, 2004.
           2.   The first sentence of Section 5(b)(i) of the Certificate of Designation is hereby deleted, and the following sentences are hereby substituted in lieu thereof:
To the extent permitted by law and to the extent the Corporation possesses sufficient funds to pay the applicable Redemption Price, the Corporation shall redeem, for cash in the amount of the Redemption Price, on June 30, 2006 (the “Initial Redemption Date”), and on each anniversary of the Initial Redemption Date the (Initial Redemption Date and the date of each anniversary of the Initial Redemption Date being a “Mandatory Redemption Date”), not less than 20% of the total number of Series A Preferred shares originally issued on the Issue Date. On any Mandatory Redemption Date, the Corporation may redeem, in its discretion, all shares of Series A Preferred then issued and outstanding. The minimum number of shares required to be redeemed on each Mandatory Redemption Date shall be cumulative.
           3.   No other provisions of the Certificate of Designation or the Certificate of Incorporation of the Company are amended or changed by this Amendment.
           4.   At a meeting of the Board of Directors held on the 30th day of June 2005, a resolution was duly adopted setting forth the foregoing proposed amendment declaring such amendment to be advisable and setting a special meeting of the holders of the 6% Redeemable Preferred Stock, Series A (the “Series A Stockholders”) for consideration thereof.

           5.   Thereafter, pursuant to said resolution of its Board of Directors, the Series A Stockholders was duly called and held on the 30th day of June 2005, at which meeting the necessary number of shares as required by statute and the Certificate of Designation were voted in favor of such amendment.
           Such Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
           In Witness Whereof, the undersigned does cause this Certificate to be signed by its President and attested by its Secretary this ___day of                      2005.

Global Energy Group, a Delaware
Corporation

John R. Bailey, President and Chief Financial Officer